Exhibit 99.1

Protagonist Reports Third Quarter 2022 Financial Results and Provides Corporate Update

Continued execution of Phase 3 VERIFY study of rusfertide in polycythemia vera

Arturo Molina, M.D., M.S. named Chief Medical Officer, providing medical, clinical development, and strategic leadership to the rusfertide clinical development program

Three rusfertide poster presentations to be shared at the 64th Annual Meeting and Exposition of the American Society of Hematology (ASH) in December

NEWARK, Calif., Nov. 8, 2022 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“Continued execution of the Phase 3 VERIFY global clinical development program of rusfertide in polycythemia vera remains our top corporate priority,” said Dinesh V. Patel, Ph.D., President and Chief Executive Officer of Protagonist. “Rusfertide has the potential to transform the current treatment paradigm for PV, dramatically improving patients’ lives. The enthusiasm we have observed around rusfertide, among patients and physicians alike, reinforces our commitment to advancing this important drug candidate as rapidly as possible.”

Dr. Patel continued, “We are pleased to have recently announced a new Chief Medical Officer, Dr. Arturo Molina, a renowned hematologist-oncologist and a successful drug developer. Dr. Molina will focus on providing medical and operational leadership to our rusfertide clinical development program.

“Our Janssen-partnered asset, PN-235 (JNJ-77242113), an oral peptide interleukin 23 receptor (IL-23R) antagonist, is currently in multiple Phase 2 clinical studies to assess safety and efficacy in moderate-to-severe plaque psoriasis. We look forward to decision-driving results from these studies in the first half of next year. With important pending readouts for both rusfertide and PN-235, we expect the first half of 2023 to be a period of potential transformational value creation for Protagonist.”

Third Quarter 2022 and Recent Developments

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV) and Other Potential Indications

●	While significant efforts have been undertaken toward the goal of full enrollment of the Phase 3 VERIFY study, and a high degree of interest has been observed from physician and patient communities, operational challenges including site staff shortages have continued to delay initial recruitment activities. The Company expects enrollment completion in the second half of 2023.

●	Protagonist will have three poster presentations at the 2022 ASH Annual Meeting & Exposition, taking place December 10-13 in New Orleans, Louisiana. Details are as follows:

o	Poster Presentation 1:

Title: VERIFY: A Phase 3 Study of the Hepcidin Mimetic Rusfertide (PTG-300) in Patients with Polycythemia Vera

Session Name: 634. Myeloproliferative Syndromes: Clinical and Epidemiological: Poster I
Session Date: Saturday, December 10, 2022

Presentation Time: 5:30 PM - 7:30 PM CT.

o	Poster Presentation 2:

Title: Subgroup Analysis of Adverse Events Following Rusfertide Dosing in REVIVE: A Phase 2 Study of Patients with Polycythemia Vera
Session Name: 634. Myeloproliferative Syndromes: Clinical and Epidemiological: Poster II
Session Date: Sunday, December 11, 2022
Presentation Time: 6:00 PM - 8:00 PM CT.

o	Poster Presentation 3:

Title: Rusfertide Analog-PN23114 as a Hepcidin Mimetic Provides Efficacy Benefits in Conjunction with Phlebotomy in Mouse Model for Hereditary Hemochromatosis

Session Name: 102. Iron Homeostasis and Biology: Poster II
Session Date: Sunday, December 11, 2022
Presentation Time: 6:00 PM - 8:00 PM CT.

●	In keeping with the Company’s organizational prioritization of rusfertide in PV, plans to initiate studies of rusfertide in additional disease indications have been paused. This decision was influenced in part by enactment of the Inflation Reduction Act in the U.S. and includes previously planned studies of rusfertide in the subset of hereditary hemochromatosis (HH) patients with chronic arthropathy.

PN-235: Oral IL-23 Receptor Antagonist

●	Four clinical studies of PN-235 (JNJ-77242113), a drug candidate discovered by Protagonist and further developed in collaboration with Janssen, are underway and led by Janssen:

o	FRONTIER 1, a Phase 2b multicenter, randomized, placebo controlled, 240-patient dose-ranging study commenced in early 2022 to evaluate the safety and efficacy of PN-235 for the treatment of moderate-to-severe plaque psoriasis;

o	FRONTIER 2, a long-term extension study in moderate-to-severe plaque psoriasis;

o	SUMMIT, a study of an oral tablet formulation of PN-235 for the treatment of moderate-to-severe plaque psoriasis; and

o	A separate Phase 1 study of PN-235 in healthy Japanese and Chinese participants. More information on these studies can be found at https://www.clinicaltrials.gov/.

●	Protagonist expects the results of these studies to inform the next steps for PN-235 development. To date, $112.5 million in development milestones have been received and the Company remains eligible for up to approximately $855.0 million in future development and sales milestones. In the near term, the Company is eligible for a $10 million milestone payment in connection with the start of a second indication-based Phase 2 study, and a $50 million milestone upon dosing of a third patient in a Phase 3 study of PN-235.

PN-943: Oral, Gut-Restricted, alpha-4-beta-7 Integrin Antagonist for Ulcerative Colitis (UC)

●	With the exception of completing the 40-week extended treatment period for eligible patients in the Phase 2 IDEAL study, expected to be completed in Q1 2023, the Company intends to dedicate no further internal resources to clinical development or CMC activities for PN-943. The Company will continue to explore out-licensing opportunities globally.

Management and Operational Updates

●	Arturo Molina, M.D., M.S. has joined Protagonist as its Chief Medical Officer (CMO). Dr. Molina’s responsibilities will include strategic and execution leadership across the Company’s clinical development programs, with a primary focus on the Phase 3 VERIFY study of rusfertide in PV.

o	Dr. Molina comes most recently from Sutro Biopharma, where he was Chief Medical Officer for more than six years. Previously, from 2013 to 2016, Dr. Molina was Vice President, Oncology Scientific Innovation, at Johnson & Johnson.

●	De-prioritization of the PN-943 program and streamlining of certain discovery programs is part of Company’s ongoing commitment to optimize and focus resources toward the rusfertide program in PV.

Third Quarter 2022 Financial Results

●	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2022 were $267.4 million. The Company expects current cash, cash equivalents and marketable securities to be sufficient to fund its planned operating and capital expenditures through the end of 2024.

●	License and Collaboration Revenue: License and collaboration revenue was zero and $26.6 million for the three and nine months ended September 30, 2022, respectively, as compared to $10.3 million and $18.7 million, respectively, for the same periods in 2021. The decrease in revenue from prior year quarter was primarily due to a decrease in the level of services the Company provided under the Janssen license and collaboration agreement. The Company completed its performance obligation pursuant to the collaboration as of June 30, 2022. The revenue increase from prior year-to-date included the $25.0 million milestone that the Company became eligible to receive in March 2022 upon the dosing of the third patient in the Janssen Phase 2b FRONTIER 1 study of PN-235.

●	Research and Development (“R&D”) Expenses: R&D expenses were $25.4 million and $96.3 million for the three and nine months ended September 30, 2022 as compared to $37.0 million and $87.6 million for the same periods in 2021. The decrease in R&D expense from prior year quarter was primarily due to lower PN-943 expenses related to the suspension of further program expenditures and the impact of $4.0 million recorded during the third quarter of 2021 related to the resolution of the Company’s collaboration agreement dispute with Zealand Pharma. The increase in R&D expense from prior year to date was primarily due to costs associated with rusfertide and PN-943, including current and planned Phase 3 clinical trials, partially offset by a decrease in costs related to the completion of PN-235 and PN-232 Phase 1 trials and the impact of $4.0 million recorded during the third quarter of 2021 related to the resolution of the Company’s collaboration agreement dispute with Zealand Pharma.

●	General and Administrative (“G&A”) Expenses: G&A expenses were $6.9 million and $25.1 million for the three and nine months ended September 30, 2022 as compared to $7.3 million and $19.9 million for the same periods in 2021. The decrease from prior year quarter was primarily due to decreases in consulting, legal and other expenses. The increase from prior year to date was primarily due to increases in personnel related and other expenses to support Company growth.

●	Net Loss: Net loss was $31.2 million, or $0.64 per share, for the three months ended September 30, 2022 as compared to a net loss of $33.8 million, or $0.70 per share, for the three months ended September 30, 2021. Net loss was $93.2 million, or $1.90 per share, for the nine months ended September 30, 2022 as compared to a net loss of $88.6 million, or $1.94 per share for the nine months ended September 30, 2021.

About Protagonist

Protagonist Therapeutics is a biopharmaceutical company with peptide-based new chemical entities rusfertide and PN-235 in advanced stages of clinical development, both derived from the Company’s proprietary technology platform. Rusfertide, a mimetic of the natural hormone hepcidin, is the Company’s lead drug candidate currently in a global Phase 3 stage of development. The VERIFY (Phase 3) and REVIVE (Phase 2) studies of rusfertide in polycythemia vera are ongoing. Protagonist owns all marketing rights to rusfertide.

Protagonist has partnered with Janssen Biotech, Inc. on the development of PN-235 (JNJ-77242113) in moderate-to-severe psoriasis and inflammatory bowel disease. PN-235 is currently in multiple studies in psoriasis, led by Janssen.

Protagonist is headquartered in Newark, California. For more information on Protagonist, please visit the Company’s website at www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, our expectations regarding enrollment in the rusfertide VERIFY Phase 3 trial, the potential benefits of rusfertide to patients, timing of PN-235 clinical trials and potential milestones related to PN-235, and our expected cash runway. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “may,” “will,” “expect,” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, delays or difficulties in enrolling or completing clinical studies, the potential that results from clinical or non-clinical studies indicate our compounds or product candidates are unsafe or ineffective, dependence on third parties to conduct clinical studies and manufacture our products, our ability to earn milestone payments under our collaboration agreement with Janssen Biotech, the impact of the current COVID-19 pandemic on our discovery and development efforts, the impact of the ongoing military conflict in Ukraine and Russia on any future studies, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading “Risk Factors” contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Company: Jami Taylor – j.taylor@ptgx-inc.com

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
License and collaboration revenue - related party	$-	$10,286	$26,581	$18,740
Operating expenses:
Research and development (1)	25,402	36,956	96,331	87,633
General and administrative (1)	6,901	7,256	25,107	19,936
Total operating expenses	32,303	44,212	121,438	107,569
Loss from operations	(32,303)	(33,926)	(94,857)	(88,829)
Interest income	1,157	122	1,809	321
Other expense, net	(86)	-	(151)	(136)
Net loss	$(31,232)	$(33,804)	$(93,199)	$(88,644)
Net loss per share, basic and diluted	$(0.64)	$(0.70)	$(1.90)	$(1.94)
Weighted-average shares used to compute net loss per share, basic and diluted	49,107,639	47,987,184	48,971,329	45,705,782

(1)	Amount includes non-cash stock-based compensation expense.

PROTAGONIST THERAPEUTICS, INC.

Stock-based Compensation (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Research and development	$3,858	$2,611	$11,290	$6,241
General and administrative	2,092	2,164	7,400	5,130
Total stock-based compensation expense	$5,950	$4,775	$18,690	$11,371

PROTAGONIST THERAPEUTICS, INC.

(Unaudited)

Selected Consolidated Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2022	2021
Cash, cash equivalents and marketable securities	$267,437	$326,900
Working capital	239,863	296,720
Total assets	282,174	347,695
Deferred revenue-related party	-	1,601
Accumulated deficit	(502,561)	(409,362)
Total stockholders’ equity	243,616	300,021